                                                                  Financial Statements
                                                                  Item 6(b) 1
                                                                  Page 1 of 26

              Jersey Central Power & Light Company and Subsidiary Companies
                               Consolidated Balance Sheets
                       Actual (unaudited) and Pro Forma (unaudited)
                                 March 31, 2002
              -----------------------------------------------------

                                                                (In Thousands)
ASSETS                                                Actual     Adjustments   Pro Forma
                                                   -----------   -----------  -----------
Utility Plant:
  In service                                        $3,453,937   $       -     $3,453,937
  Less-Accumulated provision for depreciation        1,341,659           -      1,341,659
                                                     ---------    ----------    ---------
                                                     2,112,278           -      2,112,278
  Construction work in progress-Electric plant          62,493           -         62,493
                                                     ---------    ----------    ---------
                                                     2,174,771           -      2,174,771
                                                     ---------    ----------    ---------


Other Property and Investments:
  Nuclear plant decommissioning trusts                 114,104           -        114,104
  Nuclear fuel disposal trust                          140,988           -        140,988
  Long-term notes receivable
     from associated companies                          20,333           -         20,333
  Other                                                 17,360           -         17,360
                                                     ---------    ----------    ---------
                                                       292,785           -        292,785
                                                     ---------    ----------    ---------


Current Assets:
  Cash and cash equivalents                             67,617        37,799      105,416
  Receivables-
    Customers (less accumulated provisions of
      $10,642,000 for uncollectible accounts)          186,430           -        186,430
    Associated companies                                   475           -            475
    Other                                               22,506           400       22,906
  Materials and supplies, at average cost                1,342           -          1,342
  Prepayments and other                                 10,313           -         10,313
                                                     ---------    ----------   ----------
                                                       288,683        38,199      326,882
                                                     ---------    ----------   ----------


Deferred Charges:
  Regulatory assets                                  3,291,456      (307,000)   2,984,456
  Regulatory assets - TBC                                  -         306,900      306,900
  Goodwill                                           1,926,526           -      1,926,526
  Other                                                 30,333           -         30,333
                                                     ---------    ----------    ---------
                                                     5,248,315          (100)   5,248,215
                                                     ---------    ----------    ---------


      Total Assets                                  $8,004,554   $    38,099   $8,042,653
                                                     =========    ==========    =========


                                                                  Financial Statements
                                                                  Item 6(b) 1
                                                                  Page 2 of 26

              Jersey Central Power & Light Company and Subsidiary Companies
                               Consolidated Balance Sheets
                       Actual (unaudited) and Pro Forma (unaudited)
                                 March 31, 2002
              -----------------------------------------------------

                                                                (In Thousands)
CAPITALIZATION AND LIABILITIES                        Actual     Adjustments   Pro Forma
                                                   -----------   -----------  -----------
Capitalization:
  Common stockholder's equity                      $ 3,203,866   $   (66,869) $ 3,136,997
  Preferred stock:
    Not subject to mandatory redemption                 12,649           -         12,649
    Subject to mandatory redemption                     44,868       (44,868)         -
  Company-obligated mandatorily redeemable
    preferred securities                               125,250           -        125,250
  Transition bonds                                         -         306,900      306,900
  Long-term debt                                     1,221,114      (153,500)   1,067,614
                                                     ---------    ----------    ---------
                                                     4,607,747        41,663    4,649,410
                                                     ---------    ----------    ---------


Current Liabilities:
  Currently payable long-term debt and
    preferred stock                                     10,848       (10,833)          15
  Accounts payable-
    Associated companies                               165,618           -        165,618
    Other                                               90,323           -         90,323
  Accrued taxes                                         70,353         7,269       77,622
  Accrued interest                                      29,889           -         29,889
  Other                                                107,669           -        107,669
                                                     ---------    ----------   ----------
                                                       474,700        (3,564)     471,136
                                                     ---------    ----------   ----------

Deferred Credits:
  Accumulated deferred income taxes                    516,494           -        516,494
  Accumulated deferred investment tax credits           12,591           -         12,591
  Power purchase contract loss liability             1,929,252           -      1,929,252
  Nuclear fuel disposal costs                          164,087           -        164,087
  Nuclear plant decommissioning costs                  137,424           -        137,424
  Other                                                162,259           -        162,259
                                                     ---------    ----------    ---------
                                                     2,922,107           -      2,922,107
                                                     ---------    ----------    ---------


      Total Capitalization and Liabilities          $8,004,554   $    38,099   $8,042,653
                                                     =========    ==========    =========


                                                                  Financial Statements
                                                                  Item 6(b) 1
                                                                  Page 3 of 26

              Jersey Central Power & Light Company and Subsidiary Companies
                 Consolidated Statements of Income and Retained Earnings
                       Actual (unaudited) and Pro Forma (unaudited)
                       For The Twelve Months Ended March 31, 2002
              -------------------------------------------------------------

                                                                 (In Thousands)
                                                        Actual    Adjustments  Pro Forma
                                                      ----------  ----------- ----------
Operating Revenues                                    $2,110,571  $      -    $2,110,571
                                                       ---------   ---------   ---------

Operating Expenses and Taxes:
  Fuel and purchased power                             1,063,580         -     1,063,580
  Other operating costs                                  283,056         -       283,056
                                                       ---------   ---------   ---------
    Total operation and maintenance expenses           1,346,636         -     1,346,636
  Provision for depreciation and amortization            243,196     (19,500)    223,696
  General taxes                                           66,931         -        66,931
  Income taxes                                           129,511       7,269     136,780
                                                       ---------   ---------   ---------
       Total operating expenses and taxes              1,786,274     (12,231)  1,774,043
                                                       ---------   ---------   ---------

Operating Income                                         324,297      12,231     336,528

Other Income (Expense)                                  (174,021)        400    (173,621)
                                                       ---------   ---------   ---------

Income Before Net Interest Charges                       150,276      12,631     162,907
                                                       ---------   ---------   ---------

Net Interest Charges:
  Subsidiaries' preferred stock dividend requirement      10,700         -        10,700
  Interest on long-term debt                              92,947     (13,400)     79,547
  Interest on transition bonds                               -        19,500      19,500
  Allowance for borrowed funds used
     during construction                                  (1,578)        -        (1,578)
  Deferred interest income                               (11,275)        -       (11,275)
  Other interest expense                                   6,377         -         6,377
                                                       ---------   ---------   ---------
       Net interest charges                               97,171       6,100     103,271
                                                       ---------   ---------   ---------

Net Income                                                53,105       6,531      59,636

Preferred stock dividend requirements                      4,607      (4,000)        607
                                                       ---------   ---------   ---------

Earnings on Common Stock                              $   48,498  $   10,531  $   59,029
                                                       =========   =========   =========


Retained Earnings:
Balance at beginning of period                        $  769,777  $      -    $  769,777
  Net income                                              53,105       6,531      59,636
  Cash dividends on preferred stock                       (4,607)      4,000        (607)
  Cash dividends on common stock                        (100,000)    (77,400)   (177,400)
  Purchase accounting fair value adjustment             (649,706)        -      (649,706)
                                                       ---------   ---------   ---------
Balance at end of period                              $   68,569  $  (66,869) $    1,700
                                                       =========   =========   =========

                                                      Financial Statements
                                                      Item 6(b) 1
                                                      Page 4 of 26

              Jersey Central Power & Light Company and Subsidiary Companies
                                Pro Forma Journal Entries
              -------------------------------------------------------------

                                 (In Thousands)

                                       (1)

Investment in subsidiary - SPI                        $  1,600
      Cash and cash equivalents/Common stock - SPI                $  1,600

To record Jersey Central Power & Light Company's (JCP&L) proposed capital contribution to form a wholly-owned non-utility subsidiary ("Special Purpose Issuer" (SPI)).

                                      (1A)

Common stock - SPI                                    $  1,600
      Investment in subsidiary - SPI                              $  1,600

To reflect the elimination entry to consolidate JCP&L and SPI.

                                       (2)

Cash and cash equivalents
  (net proceeds to JCP&L)                             $307,000
Regulatory assets - Transition bond charge (TBC)       307,000
Regulatory assets - TBC (issuance expenses)             13,000
      Regulatory assets (transferred to SPI)                      $307,000
      Transition bonds (issued by SPI)                             320,000

To record the proposed issuance of $320 million of transition bonds by SPI and transfer of the interest in bondable transition property to SPI in exchange for the net proceeds of $307 million related to the sale of such bonds. Expenses related to the issuance are estimated to be $13 million.

                                       (3)

Long-term debt                                        $153,500
      Cash and cash equivalents                                   $153,500

To record the redemption of $153.5 million of First Mortgage Bonds (FMBs) from the net proceeds received from the proposed issuance of transition bonds. The $153.5 million represents half of the net proceeds - - the Company anticipates the remaining 50% of the net proceeds would be used to reduce its equity.

                                                      Financial Statements
                                                      Item 6(b) 1
                                                      Page 5 of 26

              Jersey Central Power & Light Company and Subsidiary Companies
                                Pro Forma Journal Entries
              -------------------------------------------------------------

                                 (In Thousands)

                                       (4)

Preferred stock - Subject to mandatory redemption     $ 44,868
Currently payable preferred stock                       10,833
      Cash and cash equivalents                                   $ 55,701

To record the redemption of $55.7 million of preferred stock from the net proceeds received from the proposed issuance of transition bonds.

                                       (5)

Retained earnings                                     $ 77,400
      Cash and cash equivalents                                   $ 77,400

To record the declaration and payment of common stock dividends, to be paid to FirstEnergy, from the net proceeds to be received from the proposed issuance of transition bonds. The Company currently anticipates paying additional common stock dividends such that approximately $97.8 million would be used to pay common stock dividends, however, the Company's present retained earnings balance does not permit for that amount of common stock dividends, as discussed below. It is currently expected that these additional common stock dividends would be declared, from time to time, as the Company increases its retained earnings through future income.

Effective with the November 6, 2001 merger of FirstEnergy Corp. and GPU, Inc., GPU's former wholly owned subsidiaries, including the Company, became wholly owned subsidiaries of FirstEnergy. The merger was accounted for by the purchase method of accounting. Consequently, due to purchase accounting, the Company's retained earnings balance of $650 million, prior to the consummation of the merger, was reset to zero on November 7, 2001. In addition, the Company's FMB indenture restricts the payment of common stock dividends such that the Company's retained earnings balance not fall below $1.7 million.

                                       (6)

Receivables - other                                   $    400
      Interest income                                             $    400

To record the annual interest income on the temporary cash investment of $20.4 million of the net proceeds from the issuance of transition bonds, at an assumed rate of 1.75%.

                                                      Financial Statements
                                                      Item 6(b) 1
                                                      Page 6 of 26

              Jersey Central Power & Light Company and Subsidiary Companies
                                Pro Forma Journal Entries
              -------------------------------------------------------------

                                 (In Thousands)

                                       (7)

Interest on transition bonds                          $ 19,500
      Cash and cash equivalents                                   $ 19,500

To record the annual interest expense on the proposed issuance of $320 million of transition bonds at an assumed rate of 6.1%.

                                       (8)

Cash and cash equivalents                             $ 13,400
      Interest on long-term debt                                  $ 13,400

To record the decrease in annual interest expense resulting from the redemption of $153.5 million FMBs at an annual rate of 8.75%.

                                       (9)

Cash and cash equivalents                             $  4,000
      Preferred stock dividend requirements                       $  4,000

To record the decrease in dividends resulting from the redemption of $55.7 million of preferred stock.

                                      (10)

Cash and cash equivalents                             $  32,600
      TBC revenues                                                $ 32,600

To record the collection of TBC revenues from JCP&L's ratepayers in accordance with the expected amortization schedule (over 15 years) at an assumed interest rate of 6.1%.

                                      (11)

Provision for depreciation and amortization           $ 13,100
      Regulatory assets - TBC                                     $ 13,100

To record the annual amortization of regulatory assets-TBC in accordance with the expected amortization schedule.

                                                      Financial Statements
                                                      Item 6(b) 1
                                                      Page 7 of 26

              Jersey Central Power & Light Company and Subsidiary Companies
                                Pro Forma Journal Entries
              -------------------------------------------------------------

                                 (In Thousands)

                                      (12)

Transition bonds                                      $ 13,100
      Cash and cash equivalents                                   $ 13,100

To record the annual principal payments of the transition bonds.

                                      (13)

MTC revenues                                          $ 32,600
      Provision for depreciation and amortization                 $ 32,600

To record the reduction of MTC revenues and the related regulatory asset amortization to offset the proposed collection of TBC revenues due to a rate cap imposed on JCP&L in its 1999 Restructuring Order issued by the NJBPU.

                                      (14)

Income taxes                                          $  7,269
      Accrued taxes                                               $  7,269

To record the net increase in the provision for Federal and State income taxes, at the rate of 40.85%, attributable to the above transactions.

                                                      Financial Statements
                                                      Item 6(b) 1
                                                      Page 8 of 26

              JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

1.    REGULATORY MATTERS:

      In New Jersey, the enactment of laws applicable to electric industry deregulation included the following provisions which are reflected in the Company's regulatory plan:

o    allowing electric customers to select their generation suppliers;
o establishing provider of last resort (PLR) obligations to non-shopping customers;
o    allowing recovery of potentially stranded investment (or transition costs);
o itemizing (unbundling) the current price of electricity into its component elements - including generation, transmission, distribution and stranded costs recovery charges;
o    deregulating electric generation; and
o    continuing regulation of transmission and distribution systems.

      JCP&L's 2001 Final Decision and Order (Final Order) with respect to its rate unbundling, stranded cost and restructuring filings confirmed rate reductions set forth in its 1999 Summary Order, which remain in effect at increasing levels through July 2003, with rates after July 31, 2003 to be determined in a rate case commencing in 2002. The Final Order had directed JCP&L to make a filing, no later than August 1, 2002, as to the proposed level of all unbundled rate components for the period commencing August 1, 2003. All parties will have an opportunity to participate in the process and to examine JCP&L's proposed unbundled rates, including distribution and market transition charge rates. The New Jersey Board of Public Utilities (NJBPU) will review the unbundled rate components to establish the appropriate level of rates after July 31, 2003. FirstEnergy is unable to predict the outcome of this rate case. In addition to basic electric industry deregulation provisions discussed above, the Final Order also confirms the establishment of a non-bypassable societal benefits charge to recover costs which include nuclear plant decommissioning and manufactured gas plant remediation, as well as a non-bypassable market transition charge (MTC) primarily to recover stranded costs. However, the NJBPU deferred making a final determination of the net proceeds and stranded costs related to prior generating asset divestitures until JCP&L's request for an Internal Revenue Service (IRS) ruling regarding the treatment of associated federal income tax benefits is acted upon. Should the IRS ruling support the return of the tax benefits to customers, JCP&L would need to record a corresponding charge to income of approximately $25 million; there would be no effect to FirstEnergy's net income since the contingency existed prior to the merger.

      JCP&L's PLR obligation to provide basic generation service (BGS) to non-shopping customers is supplied almost entirely from contracted and open market purchases. JCP&L is permitted to defer for future collection from customers

                                                      Financial Statements
                                                      Item 6(b) 1
                                                      Page 9 of 26

the amounts by which its costs of supplying BGS to non-shopping customers and costs incurred under nonutility generation (NUG) agreements exceed amounts collected through BGS and MTC rates. As of March 31, 2002, the accumulated deferred cost balance totaled approximately $320 million. The Final Order provided for the ability to securitize stranded costs associated with the divested Oyster Creek Nuclear Generation Station. In February 2002, JCP&L received NJBPU authorization to issue $320 million of transition bonds to securitize the recovery of these costs. The NJBPU order also provides for a usage-based non-bypassable transition bond charge and for the transfer of the bondable transition property to another entity. JCP&L plans to sell transition bonds in the second quarter of 2002 which will be recognized on the Consolidated Balance Sheet. The Final Order also allows for additional securitization of JCP&L's deferred balance to the extent permitted by law upon application by JCP&L and a determination by the NJBPU that the conditions of the New Jersey restructuring legislation are met. There can be no assurance as to the extent, if any, that the NJBPU will permit such securitization.

      In December 2001, the NJBPU authorized the auctioning of BGS for the period from August 1, 2002 through July 31, 2003 to meet the electric demands of all customers who have not selected an alternative supplier. The auction, which ended on February 13, 2002 and was approved by the NJBPU on February 15, 2002, removed JCP&L's BGS obligation of 5,100 MW for the period August 1, 2002 through July 31, 2003. The auction provides a transitional mechanism and a different model for the procurement of BGS commencing August 1, 2003 may be adopted.

      On September 26, 2001, the NJBPU approved the merger between FirstEnergy and GPU, (see Note 2 - Merger) subject to the terms and conditions set forth in a Stipulation of Settlement which had been signed by the major parties in the merger discussions. Under this Stipulation of Settlement, FirstEnergy agreed to reduce the Company's regulatory assets by $300 million, in order to ensure that customers receive the benefit of future merger savings. The Company wrote off $300 million of its deferred costs upon receipt of the final regulatory approval for the merger, which occurred on October 29, 2001.

2.    MERGER:

      On November 7, 2001, the merger of FirstEnergy and GPU became effective pursuant to the Agreement and Plan of Merger, dated August 8, 2000. As a result of the merger, GPU's former wholly owned subsidiaries, including the Company, became wholly owned subsidiaries of FirstEnergy.

      The merger was accounted for by the purchase method of accounting. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by FirstEnergy's management based on information currently available and on current assumptions as to future operations. Merger purchase accounting adjustments recorded in the records of the Company primarily consist of: (1) revaluation of certain property, plant and equipment; (2) adjusting preferred stock subject to mandatory redemption and long-term debt to estimated fair value; (3) recognizing additional obligations related to retirement benefits; and (4) recognizing estimated severance and other compensation liabilities. Other assets and liabilities were not adjusted since they remain subject to rate regulation on a historical cost basis. The excess

                                                      Financial Statements
                                                      Item 6(b) 1
                                                      Page 10 of 26

of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was recognized as goodwill, which will not be amortized but will be reviewed for impairment at least annually. As of March 31, 2002, the Company had recorded goodwill of approximately $1.9 billion related to the merger.

3.    COMMITMENTS, GUARANTEES AND CONTINGENCIES:

      The following footnote disclosure relating to the Company's commitments, guarantees and contingencies should be read in conjunction with Note 6, Commitments, Guarantees and Contingencies, of JCP&L's 2001 Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission on April 1, 2002 in File No. 001-03141.

     Capital Expenditures-

      The Company's current forecast reflects expenditures of approximately $572 million for property additions and improvements from 2002-2006, of which approximately $144 million is applicable to 2002. During the remaining three quarters of 2002, capital requirements for property additions are expected to be about $120 million.

     Environmental Matters-

      Various environmental liabilities have been recognized on the Consolidated Balance Sheet as of March 31, 2002, based on estimates of the total costs of cleanup, the Company's proportionate responsibility for such costs and the financial ability of other nonaffiliated entities to pay. The Company has been named as a "potentially responsible party" (PRP) at waste disposal sites which may require cleanup under the Comprehensive Environmental Response, Compensation and Liability Act of 1980. Allegations of disposal of hazardous substances at historical sites, and the liability involved, are often unsubstantiated and subject to dispute. Federal law provides that all PRPs for a particular site be held liable on a joint and several basis. In addition, the Company has accrued liabilities for environmental remediation of former manufactured gas plants in New Jersey; those costs are being recovered by JCP&L through a non-bypassable societal benefits charge. The Company has total accrued liabilities aggregating approximately $50.3 million as of March 31, 2002. The Company does not believe environmental remediation costs will have a material adverse effect on its financial condition, cash flows or results of operations.

     Other Legal Proceedings-

      Various lawsuits, claims and proceedings related to the Company's normal business operations are pending against the Company.

                                                                  Financial Statements
                                                                  Item 6(b) 2
                                                                  Page 11 of 26

                   FirstEnergy Corp. and Subsidiary Companies
                           Consolidated Balance Sheets
                  Actual (unaudited) and Pro Forma (unaudited)
                                 March 31, 2002
                  --------------------------------------------

                                                               (In Thousands)
ASSETS                                                Actual     Adjustments   Pro Forma
                                                   -----------   -----------  -----------
Current Assets:
  Cash and cash equivalents                        $   647,717   $   115,199  $   762,916
  Receivables-
    Customers (less accumulated provisions of
    $63,747,000 for uncollectible accounts)          1,062,088           -      1,062,088
    Other (less accumulated provisions of
    $7,753,000 for uncollectible accounts)             540,703         1,700      542,403
  Materials and supplies, at average cost-
    Owned                                              235,426           -        235,426
    Under consignment                                  143,929           -        143,929
  Prepayments and other                                227,060           -        227,060
                                                    ----------    ----------   ----------
                                                     2,856,923       116,899    2,973,822
                                                    ----------    ----------   ----------

Assets Pending Sale                                    247,578           -        247,578
                                                    ----------    ----------   ----------

Property Plant and Equipment:
  In service                                        21,759,136           -     21,759,136
  Less-Accumulated provision for depreciation        8,282,506           -      8,282,506
                                                    ----------    ----------   ----------
                                                    13,476,630           -     13,476,630
  Construction work in progress                        681,203           -        681,203
                                                    ----------    ----------   ----------
                                                    14,157,833           -     14,157,833
                                                    ----------    ----------   ----------

Investments:
  Capital trust investments                          1,166,283           -      1,166,283
  Nuclear plant decommissioning trusts               1,032,968           -      1,032,968
  Letter of credit collateralization                   277,763           -        277,763
  Pension investments                                  280,734           -        280,734
  Other, net                                           926,434           -        926,434
                                                    ----------    ----------   ----------
                                                     3,684,182           -      3,684,182
                                                    ----------    ----------   ----------

Deferred Charges:
  Regulatory assets                                  8,826,579      (307,000)   8,519,579
  Regulatory assets - TBC                                  -         306,900      306,900
  Goodwill                                           6,257,481           -      6,257,481
  Other                                              1,274,651           -      1,274,651
                                                    ----------    ----------   ----------
                                                    16,358,711          (100)  16,358,611
                                                    ----------    ----------   ----------


                                                   $37,305,227   $   116,799  $37,422,026
                                                    ==========    ==========   ==========

                                                                  Financial Statements
                                                                  Item 6(b) 2
                                                                  Page 12 of 26

                   FirstEnergy Corp. and Subsidiary Companies
                               Consolidated Balance Sheets
                       Actual (unaudited) and Pro Forma (unaudited)
                                 March 31, 2002
                   ------------------------------------------------

                                                                (In Thousands)
LIABILITIES AND CAPITALIZATION                        Actual     Adjustments   Pro Forma
                                                   -----------   -----------  -----------

Current Liabilities:
  Currently payable long-term debt and
     preferred stock                               $ 1,993,034   $   (10,833) $ 1,982,201
  Short-term borrowings                                862,533           -        862,533
  Accounts payable                                   1,069,900           -      1,069,900
  Accrued taxes                                        500,852         7,724      508,576
  Other                                              1,171,393           -      1,171,393
                                                    ----------    ----------   ----------
                                                     5,597,712        (3,109)   5,594,603
                                                    ----------    ----------   ----------


Liabilities Related to Assets Pending Sale             117,303           -        117,303
                                                    ----------    ----------   ----------


Capitalization:
  Common stockholders' equity                        7,436,518        11,376    7,447,894
  Preferred stock of consolidated subsidiaries-
    Not subject to mandatory redemption                480,194           -        480,194
    Subject to mandatory redemption                     65,327       (44,868)      20,459
  Subsidiary-obligated mandatorily redeemable
    preferred securities                               529,450           -        529,450
  Transition bonds                                         -         306,900      306,900
  Long-term debt                                    12,597,269      (153,500)  12,443,769
                                                    ----------    ----------   ----------
                                                    21,108,758       119,908   21,228,666
                                                    ----------    ----------   ----------


Deferred Credits:
  Accumulated deferred income taxes                  2,676,500           -      2,676,500
  Accumulated deferred investment tax credits          254,374           -        254,374
  Nuclear plant decommissioning costs                1,220,367           -      1,220,367
  Power purchase contract loss liability             3,506,823           -      3,506,823
  Other postretirement benefits                        856,592           -        856,592
  Other                                              1,966,798           -      1,966,798
                                                    ----------    ----------   ----------
                                                    10,481,454           -     10,481,454
                                                    ----------    ----------   ----------


                                                   $37,305,227   $   116,799  $37,422,026
                                                    ==========    ==========   ==========


                                                                  Financial Statements
                                                                  Item 6(b) 2
                                                                  Page 13 of 26

                   FirstEnergy Corp. and Subsidiary Companies
             Consolidated Statements of Income and Retained Earnings
                  Actual (unaudited) and Pro Forma (unaudited)
                   For The Twelve Months Ended March 31, 2002
             -------------------------------------------------------
                                                                   (In Thousands)
                                                           Actual    Adjustments    Pro Forma
                                                         ----------  -----------   ----------
Revenues:
  Electric utilities                                     $6,471,723   $      -     $6,471,723
  Unregulated businesses                                  2,344,055          -      2,344,055
                                                          ---------    ---------    ---------
       Total revenues                                     8,815,778          -      8,815,778

Expenses:
  Fuel and purchased power                                1,821,965          -      1,821,965
  Purchased gas                                             673,441          -        673,441
  Other operating expenses                                3,093,042          -      3,093,042
  Provision for depreciation and amortization               925,164      (19,500)     905,664
  General taxes                                             507,906          -        507,906
                                                            -------    ---------      -------
       Total expenses                                     7,021,518      (19,500)   7,002,018
                                                          ---------    ---------    ---------

Income Before Interest and Income Taxes                   1,794,260       19,500    1,813,760
                                                          ---------    ---------    ---------

Net Interest Charges:
  Interest expense                                          642,477      (15,100)     627,377
  Interest on transition bonds                                  -         19,500       19,500
  Capitalized interest                                      (32,464)         -        (32,464)
  Subsidiaries' preferred stock dividends                    79,198       (4,000)      75,198
                                                          ---------    ---------    ---------
       Net interest charges                                 689,211          400      689,611
                                                          ---------    ---------    ---------

Income taxes                                                471,517        7,724      479,241
                                                          ---------    ---------    ---------

Income Before Cumulative Effect of a Change
   in Accounting                                            633,532       11,376      644,908
                                                          ---------    ---------    ---------

Cumulative Effect of Accounting Change (Net of
   Income taxes of $13,600,000)                              31,700          -         31,700
                                                          ---------    ---------    ---------

Net Income                                               $  665,232   $   11,376   $  676,608
                                                          =========    =========    =========


Retained Earnings:
Balance at beginning of period                           $1,225,945   $      -     $1,225,945
  Net income                                                665,232       11,376      676,608
  Cash dividends declared on common stock                  (362,605)         -       (362,605)
                                                          ---------    ---------    ---------
Balance at end of period                                 $1,528,572   $   11,376   $1,539,948
                                                          =========    =========    =========

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 14 of 26

                   FirstEnergy Corp. and Subsidiary Companies
                            Pro Forma Journal Entries
                   -------------------------------------------

                                 (In Thousands)

                                       (1)

Cash and cash equivalents
  (net proceeds to JCP&L)                             $307,000
Regulatory assets - Transition bond charge (TBC)       307,000
Regulatory assets - TBC (issuance expenses)             13,000
      Regulatory assets (transferred to SPI)                      $307,000
      Transition bonds (issued by SPI)                             320,000

To record the proposed issuance of $320 million of transition bonds by SPI and transfer of the interest in bondable transition property to SPI in exchange for the net proceeds of $307 million related to the sale of such bonds. Expenses related to the issuance are estimated to be $13 million.

                                       (2)

Long-term debt                                        $153,500
      Cash and cash equivalents                                   $153,500

To record the redemption of $153.5 million of First Mortgage Bonds (FMBs) from the net proceeds received from the proposed issuance of transition bonds.

                                       (3)

Preferred stock - Subject to mandatory redemption     $ 44,868
Currently payable preferred stock                       10,833
      Cash and cash equivalents                                   $ 55,701

To record the redemption of $55.7 million of preferred stock from the net proceeds received from the proposed issuance of transition bonds.

                                       (4)

Receivables - other                                   $  1,700
      Interest income                                             $  1,700

To record the annual interest income on the temporary cash investment of $97.8 million of the net proceeds from the issuance of transition bonds, at an assumed rate of 1.75%.

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 15 of 26

                   FirstEnergy Corp. and Subsidiary Companies
                            Pro Forma Journal Entries
                   ------------------------------------------

                                 (In Thousands)

                                       (5)

Interest on transition bonds                          $ 19,500
      Cash and cash equivalents                                   $ 19,500

To record the annual interest expense on the proposed issuance of $320 million of transition bonds at an assumed rate of 6.1%.

                                       (6)

Cash and cash equivalents                             $ 13,400
      Interest expense                                            $ 13,400

To record the decrease in annual interest expense resulting from the redemption of $153.5 million FMBs at an annual rate of 8.75%.

                                       (7)

Cash and cash equivalents                             $  4,000
      Subsidiaries' preferred stock dividends                     $  4,000

To record the decrease in dividends resulting from the redemption of $55.7 million of preferred stock.

                                       (8)

Cash and cash equivalents                             $  32,600
      TBC revenues                                                $ 32,600

To record the collection of TBC revenues from JCP&L's ratepayers in accordance with the expected amortization schedule (over 15 years) at an assumed interest rate of 6.1%.

                                       (9)

Provision for depreciation and amortization           $ 13,100
      Regulatory assets - TBC                                     $ 13,100

To record the annual amortization of regulatory assets-TBC in accordance with the expected amortization schedule.

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 16 of 26

                   FirstEnergy Corp. and Subsidiary Companies
                            Pro Forma Journal Entries
                   ------------------------------------------

                                 (In Thousands)

                                      (10)

Transition bonds                                      $ 13,100
      Cash and cash equivalents                                   $ 13,100

To record the annual principal payments of the transition bonds.

                                      (11)

MTC revenues                                          $ 32,600
      Provision for depreciation and amortization                 $ 32,600

To record the reduction of MTC revenues and the related regulatory asset amortization to offset the proposed collection of TBC revenues due to a rate cap imposed on JCP&L in its 1999 Restructuring Order issued by the NJBPU.

                                      (12)

Income taxes                                          $  7,724
      Accrued taxes                                               $  7,724

To record the net increase in the provision for Federal and State income taxes, at the rate of 40.85%, attributable to the above transactions.


Notes: The declaration and payment of common stock dividends by JCP&L would not have an impact on FirstEnergy Corp.'s consolidated financial statements and therefore no journal entry is required.

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 17 of 26

                       FIRSTENERGY CORP. AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS

      The consolidated financial statements include FirstEnergy Corp., a public utility holding company, and its principal electric utility operating subsidiaries, Ohio Edison Company (OE), The Cleveland Electric Illuminating Company (CEI), Pennsylvania Power Company (Penn), The Toledo Edison Company
(TE), American Transmission Systems, Inc. (ATSI), Jersey Central Power & Light Company (JCP&L), Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). These utility subsidiaries are referred to throughout as "Companies." FirstEnergy's results include the results of JCP&L, Met-Ed and Penelec for the period November 7, 2001 through March 31, 2002 (see Note 2 - Merger).The consolidated financial statements also include FirstEnergy's other principal subsidiaries: FirstEnergy Solutions Corp. (FES); FirstEnergy Facilities Services Group, LLC (FEFSG); MYR Group Inc. (MYR); MARBEL Energy Corporation (MARBEL); FirstEnergy Nuclear Operating Company (FENOC); GPU Capital, Inc.; GPU Power, Inc.; FirstEnergy Service Company (FECO); and GPU Service, Inc. (GPUS). FES provides energy-related products and services and, through its FirstEnergy Generation Corp. (FGCO) subsidiary, operates FirstEnergy's nonnuclear generation business. FENOC operates the Companies' nuclear generating facilities. FEFSG is the parent company of several heating, ventilating, air conditioning and energy management companies, and MYR is a utility infrastructure construction service company. MARBEL is a fully
integrated  natural  gas  company.   GPU  Capital  owns  and  operates  electric
distribution systems in foreign countries and GPU Power owns and operates generation facilities in foreign countries. FECO and GPUS provide legal, financial and other corporate support services to affiliated FirstEnergy companies.

1.    REGULATORY MATTERS:

      In Ohio, New Jersey and Pennsylvania, the enactment of laws applicable to electric industry deregulation included the following provisions which are reflected in the Companies' respective state regulatory plans:

o    allowing electric customers to select their generation suppliers;
o establishing provider of last resort (PLR) obligations to non-shopping customers;
o    allowing recovery of potentially stranded investment (or transition costs);
o itemizing (unbundling) the current price of electricity into its component elements - including generation, transmission, distribution and stranded costs recovery charges;
o    deregulating electric generation; and
o    continuing regulation of transmission and distribution systems.

     Ohio-

      FirstEnergy's transition plan (which it filed on behalf of OE, CEI and TE (Ohio Companies)) included approval for recovery of transition costs, including regulatory assets, as filed in the transition plan through no later than 2006 for OE, mid-2007 for TE and 2008 for CEI, except where a longer

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 18 of 26

period of recovery is provided for in the settlement agreement. The approved plan also granted preferred access over FirstEnergy's subsidiaries to nonaffiliated marketers, brokers and aggregators to 1,120 MW of generation capacity through 2005 at established prices for sales to the Ohio Companies' retail customers. Customer prices are frozen through a five-year market development period (2001-2005), except for certain limited statutory exceptions including a 5% reduction in the price of generation for residential customers.

      FirstEnergy's Ohio customers choosing alternative suppliers receive an additional incentive applied to the shopping credit (generation component) of 45% for residential customers, 30% for commercial customers and 15% for industrial customers. The amount of the incentive is deferred for future recovery from customers -- recovery will be accomplished by extending the respective transition cost recovery period. If the customer shopping goals established in the agreement are not achieved by the end of 2005, the transition cost recovery periods could be shortened for OE, CEI and TE to reduce recovery by as much as $500 million, but any such adjustment would be computed on a class-by-class and pro-rata basis. Based on annualized shopping levels as of March 31, 2002, FirstEnergy believes the maximum potential recovery reductions are approximately $55 million.

     New Jersey-

      JCP&L's 2001 Final Decision and Order (Final Order) with respect to its rate unbundling, stranded cost and restructuring filings confirmed rate reductions set forth in its 1999 Summary Order, which remain in effect at increasing levels through July 2003, with rates after July 31, 2003 to be determined in a rate case commencing in 2002. The Final Order had directed JCP&L to make a filing, no later than August 1, 2002, as to the proposed level of all unbundled rate components for the period commencing August 1, 2003. All parties will have an opportunity to participate in the process and to examine JCP&L's proposed unbundled rates, including distribution and market transition charge rates. The New Jersey Board of Public Utilities (NJBPU) will review the unbundled rate components to establish the appropriate level of rates after July 31, 2003. FirstEnergy is unable to predict the outcome of this rate case. In addition to basic electric industry deregulation provisions discussed above, the Final Order also confirms the establishment of a non-bypassable societal benefits charge to recover costs which include nuclear plant decommissioning and manufactured gas plant remediation, as well as a non-bypassable market transition charge (MTC) primarily to recover stranded costs. However, the NJBPU deferred making a final determination of the net proceeds and stranded costs related to prior generating asset divestitures until JCP&L's request for an Internal Revenue Service (IRS) ruling regarding the treatment of associated federal income tax benefits is acted upon. Should the IRS ruling support the return of the tax benefits to customers, JCP&L would need to record a corresponding charge to income of approximately $25 million; there would be no effect to FirstEnergy's net income since the contingency existed prior to the merger.

      JCP&L's PLR obligation to provide basic generation service (BGS) to non-shopping customers is supplied almost entirely from contracted and open market

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 19 of 26

purchases. JCP&L is permitted to defer for future collection from customers the amounts by which its costs of supplying BGS to non-shopping customers and costs incurred under nonutility generation (NUG) agreements exceed amounts collected through BGS and MTC rates. As of March 31, 2002, the accumulated deferred cost balance totaled approximately $320 million. The Final Order provided for the ability to securitize stranded costs associated with the divested Oyster Creek Nuclear Generation Station. In February 2002, JCP&L received NJBPU authorization to issue $320 million of transition bonds to securitize the recovery of these costs. The NJBPU order also provides for a usage-based non-bypassable transition bond charge and for the transfer of the bondable transition property to another entity. JCP&L plans to sell transition bonds in the second quarter of 2002 which will be recognized on the Consolidated Balance Sheet. The Final Order also allows for additional securitization of JCP&L's deferred balance to the extent permitted by law upon application by JCP&L and a determination by the NJBPU that the conditions of the New Jersey restructuring legislation are met. There can be no assurance as to the extent, if any, that the NJBPU will permit such securitization.

      In December 2001, the NJBPU authorized the auctioning of BGS for the period from August 1, 2002 through July 31, 2003 to meet the electric demands of all customers who have not selected an alternative supplier. The auction, which ended on February 13, 2002 and was approved by the NJBPU on February 15, 2002, removed JCP&L's BGS obligation of 5,100 MW for the period August 1, 2002 through July 31, 2003. The auction provides a transitional mechanism and a different model for the procurement of BGS commencing August 1, 2003 may be adopted.

      On September 26, 2001, the NJBPU approved the merger between FirstEnergy and GPU, Inc., (see Note 2 - Merger) subject to the terms and conditions set forth in a Stipulation of Settlement which had been signed by the major parties in the merger discussions. Under this Stipulation of Settlement, FirstEnergy agreed to reduce JCP&L's regulatory assets by $300 million, in order to ensure that customers receive the benefit of future merger savings. JCP&L wrote off $300 million of its deferred costs upon receipt of the final regulatory approval for the merger, which occurred on October 29, 2001.

     Pennsylvania-

      The Pennsylvania Public Utility Commission (PPUC) authorized 1998 rate restructuring plans for Penn, Met-Ed and Penelec. In 2000, the PPUC disallowed a portion of the requested additional stranded costs above those amounts granted in Met-Ed's and Penelec's 1998 rate restructuring plan orders. The PPUC required Met-Ed and Penelec to seek an IRS ruling regarding the return of certain unamortized investment tax credits and excess deferred income tax benefits to customers. Similar to JCP&L's situation, if the IRS ruling ultimately supports returning these tax benefits to customers, Met-Ed and Penelec would then reduce stranded costs by $12 million and $25 million, respectively, plus interest and record a corresponding charge to income; similar to JCP&L, there would be no effect to FirstEnergy's net income.

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 20 of 26

      As a result of their generating asset divestitures, Met-Ed and Penelec obtain their supply of electricity to meet their PLR obligations almost entirely from contracted and open market purchases. In 2000, Met-Ed and Penelec filed a petition with the PPUC seeking permission to defer, for future recovery, energy costs in excess of amounts reflected in their capped generation rates; the PPUC subsequently consolidated this petition in January 2001 with the FirstEnergy/GPU merger proceeding.

      In June 2001, the PPUC entered orders approving the Settlement Stipulation with all of the major parties in the combined merger and rate relief proceedings which approved the merger and provided Met-Ed and Penelec PLR rate relief. The PPUC permitted Met-Ed and Penelec to defer for future recovery the difference between their actual energy costs and those reflected in their capped generation rates, retroactive to January 1, 2001. Correspondingly, in the event that energy costs incurred by Met-Ed and Penelec are below their respective capped generation rates, that difference will reduce costs that had been deferred for recovery in future periods. This deferral accounting procedure will cease on December 31, 2005. Thereafter, costs which had been deferred through that date would be recoverable through application of competitive transition charge (CTC) revenues received by Met-Ed and Penelec through December 31, 2010. Met-Ed's and Penelec's PLR obligations extend through December 31, 2010; during that period CTC revenues will be applied first to PLR costs, then to non-NUG stranded costs and finally to NUG stranded costs. Met-Ed and Penelec would be permitted to recover any remaining stranded costs through a continuation of the CTC after December 31, 2010 through no later than December 31, 2015. Any amounts not expected to be recovered by December 31, 2015 would be written off at the time such nonrecovery becomes probable.

      Several parties had filed Petitions for Review with the Commonwealth Court of Pennsylvania regarding the June 2001 PPUC orders. On February 21, 2002, the Court affirmed the PPUC decision regarding the FirstEnergy/GPU merger, remanding the decision to the PPUC only with respect to the issue of merger savings. The Court reversed the PPUC's decision regarding the PLR obligations of Met-Ed and Penelec, and rejected those parts of the settlement that permitted the companies to defer for accounting purposes the difference between their wholesale power costs and the amount that they collect from retail customers. FirstEnergy filed a Petition for Allowance of Appeal with the Pennsylvania Supreme Court on March 25, 2002, asking it to review the Commonwealth Court decision. Also on March 25, 2002, Citizens Power filed a motion seeking an appeal of the Commonwealth Court's decision to affirm the FirstEnergy and GPU merger with the Supreme Court of Pennsylvania. If the February 21, 2002 Order is not overturned by the Pennsylvania Supreme Court, the pretax write-offs as of March 31, 2002 would be approximately $90.2 million for Met-Ed and $103.0 million for Penelec. FirstEnergy is unable to predict the outcome of these matters. There would be no adverse effect to FirstEnergy's net income since the contingency existed prior to the merger.

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 21 of 26

2.    MERGER:

      On November 7, 2001, the merger of FirstEnergy and GPU became effective pursuant to the Agreement and Plan of Merger, dated August 8, 2000 (Merger Agreement). As a result of the merger, GPU's former wholly owned subsidiaries, including JCP&L, Met-Ed and Penelec (collectively, the Former GPU Companies), became wholly owned subsidiaries of FirstEnergy.

      Under the terms of the Merger Agreement, GPU shareholders received the equivalent of $36.50 for each share of GPU common stock they owned, payable in cash and/or FirstEnergy common stock. GPU shareholders receiving FirstEnergy shares received 1.2318 shares of FirstEnergy common stock for each share of GPU common stock that they exchanged. The elections by GPU shareholders were subject to proration since the total elections received would have resulted in more than one-half of the GPU common stock being exchanged for FirstEnergy shares. FirstEnergy borrowed the funds for the cash portion of the merger consideration, approximately $2.2 billion, through a credit agreement dated as of October 2, 2001, from a group of banks led by Barclay's Bank Plc, as administrative agent; the borrowings were refinanced with long-term debt on November 15, 2001.
FirstEnergy issued nearly 73.7 million shares of its common stock to GPU shareholders for the share portion of the transaction consideration.

      The merger was accounted for by the purchase method of accounting and, accordingly, the Consolidated Statements of Income include the results of the Former GPU Companies beginning November 7, 2001. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by FirstEnergy's management based on information currently available and on current assumptions as to future operations. The merger purchase accounting adjustments, which were recorded in the records of GPU's direct subsidiaries, primarily consist of: (1) revaluation of GPU's international operations to fair value; (2) revaluation of property, plant and equipment; (3) adjusting preferred stock subject to mandatory redemption and long-term debt to estimated fair value; (4) recognizing additional obligations related to retirement benefits; and (5) recognizing estimated severance and other compensation liabilities. Other assets and liabilities were not adjusted since they remain subject to rate regulation on a historical cost basis. The severance and compensation liabilities are based on anticipated workforce reductions reflecting duplicate positions primarily related to corporate support groups including finance, legal, communications, human resources and information technology. The workforce reductions represent the expected reduction of approximately 1,000 employees at a cost of approximately $140 million. Merger related staffing reductions began in late 2001 and the remaining reductions are anticipated to occur through 2003 as merger-related transition assignments are completed.

      The merger greatly expanded the size and scope of our electric business and the approximately $4.2 billion of goodwill recognized primarily relates to the regulated services segment. The allocation of the purchase price is subject to final adjustment.

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 22 of 26

3.    COMMITMENTS, GUARANTEES AND CONTINGENCIES:

      The following footnote disclosure relating to the Company's commitments, guarantees and contingencies should be read in conjunction with Note 6, Commitments, Guarantees and Contingencies, of FirstEnergy Corp.'s 2001 Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission on April 1, 2002 in File No. 333-21011.

     Capital Expenditures-

      FirstEnergy's current forecast reflects expenditures of approximately $3.2 billion for property additions and improvements from 2002-2006, of which approximately $863 million is applicable to 2002. Investments for additional nuclear fuel during the 2002-2006 period are estimated to be approximately $502 million, of which approximately $35 million applies to 2002. During the remaining three quarters of 2002, capital requirements for property additions and nuclear fuel are expected to be about $698 million and $15 million, respectively. These capital requirements exclude any incremental repair costs of an unplanned extended outage at the Davis-Besse nuclear plant.

     Environmental Matters-

      Various federal, state and local authorities regulate the Companies with regard to air and water quality and other environmental matters. FirstEnergy estimates additional capital expenditures for environmental compliance of approximately $235 million, which is included in the construction forecast provided under "Capital Expenditures" for 2002 through 2006.

      The Companies are required to meet federally approved sulfur dioxide (SO2) regulations. Violations of such regulations can result in shutdown of the generating unit involved and/or civil or criminal penalties of up to $27,500 for each day the unit is in violation. The Environmental Protection Agency (EPA) has an interim enforcement policy for SO2 regulations in Ohio that allows for compliance based on a 30-day averaging period. The Companies cannot predict what action the EPA may take in the future with respect to the interim enforcement policy.

      The Companies believe they are in compliance with the current SO2 and nitrogen oxides (NOx) reduction requirements under the Clean Air Act Amendments of 1990. SO2 reductions are being achieved by burning lower-sulfur fuel, generating more electricity from lower-emitting plants, and/or using emission allowances. Nox reductions are being achieved through combustion controls and the generation of more electricity at lower-emitting plants. In September 1998, the EPA finalized regulations requiring additional NOx reductions from the Companies' Ohio and Pennsylvania facilities. The EPA's NOx Transport Rule imposes uniform reductions of NOx emissions (an approximate 85% reduction in utility plant NOx emissions from projected 2007 emissions) across a region of nineteen states and the District of Columbia, including New Jersey, Ohio and Pennsylvania, based on a conclusion that such NOx emissions are contributing significantly to ozone pollution in the eastern United States. State Implementation Plans (SIP) must comply by May 31, 2004 with individual state NOx budgets established by the EPA. Pennsylvania submitted a SIP that requires compliance with the NOx budgets at the Companies'

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 23 of 26

Pennsylvania facilities by May 1, 2003 and Ohio submitted a "draft" SIP that requires compliance with the NOx budgets at the Companies' Ohio facilities by May 31, 2004.

      In July 1997, the EPA promulgated changes in the National Ambient Air Quality Standard (NAAQS) for ozone emissions and proposed a new NAAQS for previously unregulated ultra-fine particulate matter. In May 1999, the U.S. Court of Appeals for the D.C. Circuit found constitutional and other defects in the new NAAQS rules. In February 2001, the U.S. Supreme Court upheld the new NAAQS rules regulating ultra-fine particulates but found defects in the new NAAQS rules for ozone and decided that the EPA must revise those rules. The future cost of compliance with these regulations may be substantial and will depend if and how they are ultimately implemented by the states in which the Companies operate affected facilities.

      In 1999 and 2000, the EPA issued Notices of Violation (NOV) or a Compliance Order to nine utilities covering 44 power plants, including the W. H. Sammis Plant. In addition, the U.S. Department of Justice filed eight civil complaints against various investor-owned utilities, which included a complaint against OE and Penn in the U.S. District Court for the Southern District of Ohio. The NOV and complaint allege violations of the Clean Air Act based on operation and maintenance of the Sammis Plant dating back to 1984. The complaint requests permanent injunctive relief to require the installation of "best available control technology" and civil penalties of up to $27,500 per day of violation. Although unable to predict the outcome of these proceedings, FirstEnergy believes the Sammis Plant is in full compliance with the Clean Air Act and the NOV and complaint are without merit. Penalties could be imposed if the Sammis Plant continues to operate without correcting the alleged violations and a court determines that the allegations are valid. The Sammis Plant continues to operate while these proceedings are pending.

      In December 2000, the EPA announced it would proceed with the development of regulations regarding hazardous air pollutants from electric power plants. The EPA identified mercury as the hazardous air pollutant of greatest concern. The EPA established a schedule to propose regulations by December 2003 and issue final regulations by December 2004. The future cost of compliance with these regulations may be substantial.

      As a result of the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act of 1976, federal and state hazardous waste regulations have been promulgated. Certain fossil-fuel combustion waste products, such as coal ash, were exempted from hazardous waste disposal requirements pending the EPA's evaluation of the need for future regulation. The EPA has issued its final regulatory determination that regulation of coal ash as a hazardous waste is unnecessary. In April 2000, the EPA announced that it will develop national standards regulating disposal of coal ash under its authority to regulate nonhazardous waste.

      Various environmental liabilities have been recognized on the Consolidated Balance Sheet as of March 31, 2002, based on estimates of the total costs of cleanup, the Companies' proportionate responsibility for such costs and the financial ability of other nonaffiliated entities to pay. The Companies have been named as "potentially responsible parties" (PRPs) at waste

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 24 of 26

disposal sites which may require cleanup under the Comprehensive Environmental Response, Compensation and Liability Act of 1980. Allegations of disposal of hazardous substances at historical sites and the liability involved are often unsubstantiated and subject to dispute. Federal law provides that all PRPs for a particular site be held liable on a joint and several basis. In addition, JCP&L has accrued liabilities for environmental remediation of former manufactured gas plants in New Jersey; those costs are being recovered by JCP&L through a non-bypassable societal benefits charge. The Companies have total accrued liabilities aggregating approximately $58.2 million as of March 31, 2002.
FirstEnergy does not believe environmental remediation costs will have a material adverse effect on its financial condition, cash flows or results of operations.

     Other Legal Proceedings-

     Various lawsuits, claims and proceedings related to FirstEnergy's normal business operations are pending against FirstEnergy and its subsidiaries.

4.    PENDING DIVESTITURES:

      FirstEnergy identified certain former GPU international operations for divestiture within twelve months of the merger date. These operations constitute individual "lines of business" as defined in Accounting Principles Board Opinion
(APB) No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," with physically and operationally separable activities. Application of Emerging Issues Task Force (EITF) Issue No. 87-11,
"Allocation of Purchase Price to Assets to Be Sold," required that expected, pre-sale cash flows, including incremental interest costs on related acquisition debt, of these operations be considered part of the purchase price allocation. Accordingly, subsequent to the merger date, results of operations and incremental interest costs related to these international subsidiaries were not included in FirstEnergy's Consolidated Statements of Income. Additionally, assets and liabilities of these international operations were segregated under separate captions in the Consolidated Balance Sheet as "Assets Pending Sale" and "Liabilities Related to Assets Pending Sale."

      In October 2001, FirstEnergy and Aquila, Inc. (formerly UtiliCorp United) announced that Aquila made an offer to FirstEnergy to purchase Avon Energy Partners Holdings, FirstEnergy's wholly owned holding company of Midlands
Electricity plc, for $2.1 billion including the assumption of $1.7 billion of debt. FirstEnergy accepted the offer upon completion of its merger with GPU and regulatory approvals for the transaction were received by Aquila. On March 18, 2002, FirstEnergy announced that the terms of the initial offer by Aquila were modified such that Aquila would now acquire a 79.9 percent interest in Avon for approximately $1.9 billion (including the assumption of $1.7 billion of debt). FirstEnergy and Aquila together will own all of the outstanding shares of Avon through a jointly owned subsidiary, with each company having a 50-percent voting interest. The transaction closed on May 8, 2002. In accordance with applicable accounting guidance, the earnings of those foreign operations were capitalized in advance of the sale and not recognized

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 25 of 26

in current earnings from the date of the GPU acquisition until February 6, 2002. However, the revision to the initial offer by Aquila caused a reversal of this accounting in the first quarter of 2002, resulting in the recognition of a cumulative effect of a change in accounting which increased net income by $31.7 million. This resulted from the application of guidance provided by EITF Issue No. 90-6, "Accounting for Certain Events Not Addressed in Issue No. 87-11 relating to an Acquired Operating Unit to Be Sold," accounting under EITF Issue No. 87-11, recognizing the net income of Avon from November 7, 2001 to February 6, 2002 that previously was not recognized by FirstEnergy in its consolidated earnings as discussed above. In addition, Avon's financial statements are no longer presented as "Assets Pending Sale" and "Liabilities Related to Assets Pending Sale" in FirstEnergy's Consolidated Balance Sheet at March 31, 2002.

      GPU's former Argentina operations were also identified by FirstEnergy for divestiture within twelve months of the merger date. FirstEnergy is actively pursuing the sale of these operations. FirstEnergy determined the fair value of the Argentina operations based on the best available information as of the date of the merger. Subsequent to that date, a number of economic events have occurred in Argentina which may have an impact on FirstEnergy's ability to realize the estimated fair value of the Argentina operations. These events include currency devaluation, restrictions on repatriation of cash, and the anticipation of future asset sales in that region by competitors. FirstEnergy has determined that the current economic conditions in Argentina have not eroded the fair value recorded for these operations, and as a result, an impairment writedown of this investment is not warranted as of March 31, 2002. FirstEnergy will continue to assess the potential impact of these and other related events on the realizability of the value recorded for the Argentina operations. Other international companies are being considered for sale; however, as of the merger date those sales were not judged to be probable of occurring within twelve months.

     Sale of Generating Assets-

      On November 29, 2001, FirstEnergy reached an agreement to sell four coal-fired power plants totaling 2,535 MW to NRG Energy Inc. for $1.5 billion ($1.355 billion in cash and $145 million in debt assumption). The net after-tax gain from the sale, based on the difference between the sale price of the plants and their market price used in the Ohio restructuring transition plan, will be credited to customers by reducing the transition cost recovery period. FirstEnergy also entered into a power purchase agreement (PPA) with NRG. Under the terms of the PPA, NRG is obligated to sell FirstEnergy up to 10.5 billion kilowatt-hours of electricity annually, similar to the average annual output of the plants, through 2005. The sale is expected to close in mid-2002.

     Other Commitments, Guarantees and Contingencies-

      GPU made significant investments in foreign businesses and facilities through its GPU Power subsidiary. Although FirstEnergy attempts to mitigate its risks related to foreign investments, it faces additional risks inherent in operating in such locations, including foreign currency fluctuations.

                                                      Financial Statements
                                                      Item 6(b) 2
                                                      Page 26 of 26

      EI Barranquilla, a wholly owned subsidiary of GPU Power, is an equity investor in Termobarranquilla S.A., Empresa de Servicios Publicos (TEBSA), which owns a Colombian independent power generation project. As of March 31, 2002, GPU Power has an investment of approximately $113.7 million in TEBSA and is committed, under certain circumstances, to make additional standby equity contributions of $21.3 million, which FirstEnergy has guaranteed. The total outstanding senior debt of the TEBSA project is $301 million as of March 31, 2002. The lenders include the Overseas Private Investment Corporation, US Export Import Bank and a commercial bank syndicate. FirstEnergy has also guaranteed the obligations of the operators of the TEBSA project, up to a maximum of $5.9 million (subject to escalation) under the project's operations and maintenance agreement.

      GPU had believed that various events of default had occurred under the loan agreements relating to the TEBSA project. In addition, questions have been raised as to the accuracy and completeness of information provided to various parties to the project in connection with the project's formation. FirstEnergy continues to discuss these issues and related matters with the project lenders, CORELCA (the government owned Colombian electric utility with an ownership interest in the project) and the Government of Colombia.

      Moreover, in September 2001, the DIAN (the Colombian national tax authority) presented TEBSA with a statement of charges alleging that certain lease payments made under the Lease Agreement with Los Amigos Leasing Company (an indirect wholly owned subsidiary of GPU Power) violated Colombian foreign exchange regulations and were, therefore, subject to substantial penalties. The DIAN has calculated a statutory penalty amounting to approximately $200 million and gave TEBSA two months to respond to the statement of charges. In November 2001, TEBSA filed a formal response to this statement of charges. TEBSA is continuing to review the DIAN's position and has been advised by its Colombian counsel that the DIAN's position is without substantial legal merit. FirstEnergy is unable to predict the outcome of these matters.